Exhibit 10.4.2

LANZATECH 2023 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Award Agreement”) between LanzaTech Global, Inc. (the “Company”) and the individual identified below as the “Grantee” evidences the grant of an award of Restricted Stock Units (the “Award”) under the LanzaTech 2023 Long-Term Incentive Plan (the “Plan”). This Award Agreement is subject to the terms of the Plan. To the extent that there is a conflict between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan shall govern. By clicking the applicable acceptance box on the Shareworks platform, or any successor or replacement platform or system thereto (whether or not owned or administered by Solium, Inc.) (“Shareworks”), the Grantee agrees to all of the terms and conditions described in this Award Agreement and in the Plan.

NOTICE OF GRANT

Name of Grantee (the “Grantee”)
Address
Grant Number
No. of Restricted Stock Units (“RSUs”)
Grant Date
Vesting Commencement Date
Vesting Schedule

Subject to the Grantee’s Continuous Service through each Vesting Date and otherwise satisfying all of the additional requirements of this Award Agreement and the Plan, the RSUs shall vest as follows:

33-1/3% of the RSUs, rounded down to the closest whole number, shall vest and become non-forfeitable on the first and second anniversaries of the Vesting Commencement Date, and the remaining RSUs shall become vested and non-forfeitable on the third anniversary of the Vesting Commencement Date (hereinafter referred to collectively as the “Vesting Dates” or individually as the “First Vesting Date,” “Second Vesting Date,” and “Third Vesting Date,” respectively).

Except as provided in Section 3(b) (Treatment on Termination), if the Grantee’s Continuous Service ceases prior to a Vesting Date, the RSUs that would otherwise vest on such Vesting Date and any subsequent Vesting Date(s) shall be immediately forfeited.

TERMS

1.	Definitions

(a)For purposes of Section 3 of this Award Agreement, the capitalized terms have the meaning provided below.

(i)“Disability” or “Disabled” means that (A) the Grantee has been determined to be disabled under the Company’s group long term disability plan; or (B) if the Grantee is not eligible for such plan, the Company has determined that the Grantee is continuously unable to perform the material and substantial duties of the Grantee’s regular occupation due to an injury that is the direct result of an accident or sickness that occurs or begins after the Grantee’s first day of service with the Company.

(ii)A “Qualifying Termination” means the involuntary termination of the Grantee’s Continuous Service by the Company (other than for Cause, or due to death or Disability), unless otherwise defined in (A) an agreement signed by the Grantee and the Company or (B) a written policy of the Company, as may be in effect from time to time, applicable to the Grantee as determined in the sole discretion of the administrator of such policy.

(iii)“Retirement” means termination of employment on or after becoming Retirement Eligible.

(iv)The Grantee is “Retirement Eligible” when the Grantee (A) is at least age 60, and (B) the sum of the Grantee’s age and years of Continuous Service is at least 70. For purposes of determining whether a Grantee is Retirement Eligible, the Grantee’s age and years of Continuous Service will be rounded down to the nearest whole integer.

(v)“Vested Months” means the number of whole months that have passed from the Vesting Commencement Date, to the date of termination. For purposes of determining the Vested Months, a Grantee will be credited with a whole month if the Grantee worked at least one day in such month.

(b)Capitalized terms not defined in Section 1(a) or elsewhere in this Award Agreement have the defined meanings set forth in the Plan.

2.	Grant of Award

Pursuant to the Plan and subject to the terms of this Award Agreement, the Company grants to the Grantee, as of the Grant Date, the Award.

3.	Vesting of Restricted Stock Units

(a)Vesting Schedule. The Award shall vest in one or more installments pursuant to the vesting schedule specified on the first page of this Award Agreement (the “Vesting Schedule”); provided, that the Grantee remains a Service Provider through each applicable Vesting Date,

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Employee RSU Award Agreement

except as provided in Sections 3(b)(ii) (Death), 3(b)(iii) (Disability and Retirement), or 3(b)(iv) (Corporate Transaction).

(b)Treatment on Termination. Except to the extent that the terms of a written agreement signed by the Grantee and the Company or a written policy of the Company, as may be in effect from time to time, applicable to the Grantee (as determined in the sole discretion of the administrator of such policy) would produce a more favorable result for the Grantee, if the Grantee’s Continuous Service terminates, the following terms shall apply:

(i)Termination for Cause. If the Grantee ceases to be a Service Provider due to a termination for Cause, any RSUs (vested or unvested) that have not yet been settled in accordance with Section 4 (Issuance of Common Stock) shall be forfeited, and the Grantee shall be required to forfeit to the Company any Shares and any gain realized on account of the RSUs that were previously settled.

(ii)Death. If the Grantee ceases to be a Service Provider on account of death, any outstanding RSUs shall immediately become vested and non-forfeitable.

(iii)Disability and Retirement. If the Grantee ceases to be a Service Provider on account of Disability or Retirement, a number of outstanding RSUs shall vest and become non-forfeitable equal to the sum of the following:

(A)First Vesting Date RSUs. If the Grantee’s termination date occurs before the First Vesting Date, the number of RSUs that would have vested on the First Vesting Date multiplied by a fraction, the numerator of which equals the Vested Months and the denominator of which is twelve; plus

(B)Second Vesting Date RSUs. If the Grantee’s termination occurs before the Second Vesting Date, the number of RSUs that would have vested on the Second Vesting Date multiplied by a fraction, the numerator of which equals the Vested Months and the denominator of which is twenty-four; plus

(C)Third Vesting Date RSUs. If the Grantee’s termination occurs before the Third Vesting Date, the number of RSUs that would have vested on the Third Vesting Date multiplied by a fraction, the numerator of which equals the Vested Months and the denominator of which is thirty-six.

Solely for illustrative purposes: If a Grantee is granted an Award for 300 RSUs with a Vesting Commencement Date of January 1, 2023, and the Grantee ceases to

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Employee RSU Award Agreement

be a Service Provider on June 1, 2024 and is Retirement Eligible, 225 RSUs will be vested as of the Grantee’s Retirement date, determined as follows:

•	100 RSUs vested on January 1, 2024.
•	Vested Months = 18.
•	75 of the 100 RSUs that would have vested on January 1, 2025. (100 x (18/24) = 100 x 3/4 = 75)
•	50 of the 100 RSUs that would have vested on January 1, 2026. (100 x (18/36) = 100 x 1/2 = 50)

(iv)Corporate Transaction. If the Grantee has a Qualifying Termination during the 30-day period prior to or the 24-month period following the closing date of a Corporate Transaction, any outstanding RSUs, to the extent outstanding at the later of (A) the closing date of the Corporate Transaction or (B) the Qualifying Termination, shall immediately become vested and non-forfeitable. In addition, the Administrator may take any other action it deems appropriate, as permitted under the Plan.

(v)Other Terminations; Terminations without Cause. If the Grantee ceases to be a Service Provider for any reason other than as described above in clauses (i), (ii), (iii), or (iv), any portion of the Award that has not yet vested shall be immediately forfeited.

4.	Issuance of Common Stock

(a)If the RSUs vest by reason of the vesting schedule in Section 3(a) (Vesting Schedule), subject to Section 5 (Withholding), the Company shall issue to the Grantee Shares corresponding to vested RSUs within a reasonable period of time following each Vesting Date, and in no event later than March 15th of the year following the year of such Vesting Date.

(b)If RSUs vest by reason of Section 3(b)(iii) (Disability and Retirement), subject to Section 5 (Withholding), the Company shall issue to the Grantee Shares corresponding to the vested RSUs during the ninety-day period immediately following the earliest of:

(i)(A) March 15 of the year immediately following the First Vesting Date with respect to the RSUs that would otherwise vest on that date, (B) March 15 of the year immediately following the Second Vesting Date with respect to the RSUs that would otherwise vest on that date, and (C) March 15 of the year immediately following the Third Vesting Date with respect to the remaining RSUs;

(ii)the date of the Grantee’s death; and

(iii)the closing date of a Corporate Transaction.

(c)If RSUs vest by reason of Section 3(b)(ii) (Death) or Section 3(b)(iv) (Corporate Transaction), subject to Section 5 (Withholding), the Company shall issue to the Grantee (or, in the event of the Grantee’s death, to the Grantee’s personal representative) Shares corresponding to the vested RSUs within a reasonable period of time following such vesting, and in no event later than March 15th of the year following the year of such vesting.

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Employee RSU Award Agreement

(d)No Shares shall be issued to the Grantee under this Award Agreement before the applicable RSUs have vested in accordance with the Vesting Schedule or, if applicable, Section 3(b) (Treatment on Termination).

(e)The Company may elect to accelerate settlement of RSUs to the extent necessary to satisfy any applicable federal, state, and/or local tax withholding requirements, subject to Treas. Reg. § 1.409A-3(j)(4)(vi) or (xi).

(f)The Company’s obligations to the Grantee with respect to the RSUs shall be satisfied in full upon the issuance of Shares with respect to the RSUs that vested in accordance with Section 3 (Vesting of Restricted Stock Units), net of any applicable withholding taxes, or upon the forfeiture of such RSUs in accordance with Section 3 (Vesting of Restricted Stock Units).

5.	Withholding

The Company (and/or the Grantee’s local employer) shall, in its discretion, have the right to deduct or withhold from payments of any kind otherwise due to the Grantee, or require the Grantee to remit to the Company (and to the Grantee’s local employer), an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city, or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions that are required by law to be withheld with respect to the Plan, grants of restricted stock units, payment of Shares (or, if applicable under an Exhibit, payment of cash) under this Award Agreement, the sale of Shares acquired hereunder, and/or the payment of dividends on Shares acquired hereunder, as applicable. A sufficient number of the Shares resulting from payout of this Award at vesting may, in the Company’s discretion, be retained by the Company to satisfy any tax-withholding obligation.

Notwithstanding anything to the contrary in the Plan or the Award Agreement, if the Grantee is subject to Section 16 of the Exchange Act (pursuant to Rule 16a-2 promulgated thereunder) (a “Section 16 Grantee”), at the time that all or any portion of the Award becomes subject to tax of any kind (including, but not limited to, federal, state, local, or non-U.S. income or employment tax), then the Company shall satisfy the Grantee’s withholding obligation through share withholding.

If the Administrator approves a “sell to cover” program, any Grantee who is not a Section 16 Grantee at the time that all or any portion of the Award becomes subject to tax of any kind (including, but not limited to, federal, state, local, or non-U.S. income or employment tax), may satisfy the Grantee’s tax withholding obligation through a program approved by the Administrator in which payment of any tax-withholding obligation may be satisfied, in whole, or in part, by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Administrator) to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the amount necessary to satisfy the Company’s withholding obligations (such program a “sell to cover” program). In case of share withholding or a “sell to cover,” the Company shall issue the net number of Shares to the Grantee by deducting the Shares retained from the Shares issuable pursuant to this Award Agreement. For the avoidance of doubt, any share withholding or “sell to cover” shall, to the extent applicable, be carried out in accordance with Treas. Reg. § 1.409A-3(j)(4)(vi) or (xi).

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Employee RSU Award Agreement

6.	Restrictions on Transfer of Award

The Award and the rights and privileges conferred hereby shall not be transferred, assigned, pledged, or otherwise encumbered in any way (whether by operation of law or otherwise), other than by will or by the laws of descent and distribution. Upon any attempt to transfer, assign, pledge, or otherwise encumber the Award or any right or privilege conferred hereby contrary to the provisions hereof, the Award and the rights and privileges conferred hereby shall immediately become null and void.

7.	Adjustments

The number of RSUs covered by the Award and the type of stock or other consideration to be received on settlement of the Award shall be subject to such adjustment, pursuant to the Plan, in the manner determined to be appropriate by the Administrator, in its sole discretion. Any adjustment determined to be appropriate by the Administrator shall be conclusive and shall be binding on the Grantee.

8.	Dividend, Voting, and Other Rights

(a)The RSUs are not Shares, and the Grantee shall therefore have no voting, dividend, or other shareholder rights by reason of receiving or being credited with RSUs pursuant to this Award Agreement unless and until Shares are issued to the Grantee pursuant to Section 4 (Issuance of Common Stock).

(b)This Award Agreement represents only an unfunded and unsecured promise by the Company. The Grantee’s rights under this Award Agreement shall be limited to those of an unsecured general creditor of the Company.

9.	Forfeiture of Gain

In addition to Section 3(b)(i) (Termination for Cause), the Grantee shall be required to forfeit to the Company any gain realized on account of the RSUs in the event the Grantee takes any action in violation or breach of, or in conflict with: this Award Agreement; any recoupment, clawback, and/or other forfeiture policy maintained by the Company from time to time; any employment agreement; any non-competition agreement; any agreement prohibiting solicitation of employees or clients of the Company or any of its affiliates; or any confidentiality obligation with respect to the Company or any of its affiliates or otherwise in competition with the Company or any of its affiliates.

The Grantee agrees that the Company may undertake such forfeiture without obtaining additional consent or approval from the Grantee. To the extent necessary to carry out the forfeiture under this Section 9 (Forfeiture of Gain), the Grantee hereby irrevocably appoints the Company as the Grantee’s true and lawful agent and attorney-in-fact, with the power to act alone and with full power of substitution, to execute and file any instruments or other documentation and to do all other lawfully permitted acts required to effectuate the forfeiture. The foregoing power of attorney is irrevocable and coupled with an interest and shall not be affected by the Grantee’s subsequent incapacity or death.

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Employee RSU Award Agreement

10.	No Guarantee of Continuing Service

Neither the grant of this Award evidenced by this Award Agreement nor any term or provision of this Award Agreement or the Plan shall constitute or be evidence of any understanding, express or implied, on the part of the Company or any Subsidiary or Parent to employ or retain the Grantee for any period.

11.	Notices

All notices, requests, consents, and other communications shall be in writing and be deemed given (a) when delivered personally; (b) when sent by email, by facsimile transmission, or other electronic means (as described in Section 12 (Electronic Delivery)); or (c) when received, if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Grantee shall be sent to the addresses, facsimile numbers, or email addresses listed on the Shareworks platform (or any successor replacement platform or system thereto), as applicable, or to such other address, facsimile number, or email address as such party may designate by a notice delivered to the other party hereto, including through the Shareworks platform.

12.	Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to the Company, the Plan, this Award, or current or future participation in the Plan, and any other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission), by email or by other electronic means. The Grantee hereby consents to (a) conduct business electronically, (b) receive such documents and notices by such electronic delivery, and (c) sign documents electronically; and the Grantee hereby agrees to participate in the Plan through an online or electronic capitalization administration platform established and maintained by the Company or a third party designated by the Company.

13.	Data Privacy

The Grantee acknowledges and agrees that the Company and its affiliates will process and retain certain personal data for the purposes of (a) calculating Awards, (b) monitoring Award terms and conditions, and (c) otherwise administering the Plan and Awards made under it. Such personal data may include, among other things, the Grantee’s address, email address, social security number, pay data, job title, and employment dates. The Grantee consents to such processing, and to the sharing of such personal data with the Company, its affiliates, its agents, its advisers, its regulators, and tax authorities, wherever appropriate.

14.	Entire Agreement; Amendment; Enforcement of Rights

(a)This Award Agreement, together with the Plan and the attached Exhibits, sets forth the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, discussions, representations, and warranties, both written and oral, between the parties hereto, including any representations made during any interviews or relocation negotiations, with respect to such subject matter.

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Employee RSU Award Agreement

(b)The Administrator may amend, modify, or terminate the Award Agreement at any time and for any reason. The Grantee’s consent to such action shall be required, except as permitted or contemplated under the Plan. The failure by either party to enforce any rights under this Award Agreement shall not be construed as a waiver of any rights of such party.

15.	Successors and Assigns

The rights and benefits of this Award Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Grantee under this Award Agreement may be assigned only with the prior written consent of the Company.

16.	Severability

If any provision of the Award Agreement is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to the Grantee, such provision shall be construed or deemed amended to conform with applicable law, or if the provision cannot be so construed or deemed amended without, in the sole discretion of the Administrator, materially altering the intent of the Award Agreement, such provision shall be severed as to the jurisdiction or the Grantee and the remainder of the Award Agreement shall remain in full force and effect.

17.	Governing Law

The validity and construction of the Plan and the Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of any provision of the Plan or the Award Agreement to the substantive law of another jurisdiction.

18.	Compliance with Law

The granting of the Award, the settlement of the RSUs, and any other obligations of the Company under this Award Agreement, shall be subject to all applicable federal, provincial, state, local, and foreign laws, rules, and regulations and to such approvals by any regulatory or governmental agency as may be required. The Administrator shall have the right to impose such restrictions on the RSUs as it deems reasonably necessary or advisable under applicable federal securities laws and/or the rules and regulations of any stock exchange or market upon which the Shares are then listed or traded. Notwithstanding any other provision of this Award Agreement, the Company shall not be obligated to issue any Shares (or, if applicable under an Exhibit, make any cash payment) pursuant to this Award Agreement if the issuance thereof would result in a violation of any law. It is expressly understood that the Administrator is authorized to administer, construe, and make all determinations necessary or appropriate for the administration of the Plan, subject to the terms of this Award Agreement, all of which shall be binding upon the Grantee. The Grantee agrees to take all steps the Administrator determines are reasonably necessary to comply with all applicable provisions of federal, provincial, state, local, and foreign securities law in exercising the Grantee’s rights under this Award Agreement.

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Employee RSU Award Agreement

19.	Section 409A of the Internal Revenue Code

(a)It is intended that the RSUs and this Award Agreement shall qualify as a short-term deferral arrangement described in Treas. Reg. § 1.409A-1(b)(4), and any successor thereto, and that, as a result, the RSUs and this Award Agreement shall not be subject to the provisions of Section 409A of the Code (“Section 409A”). Except as provided below in Section 19(b), this Award Agreement and the Plan shall be administered in a manner consistent with the foregoing intent, and any provision that would cause such RSUs or this Award Agreement to be subject to Section 409A shall have no force or effect until this Award Agreement is amended to avoid the application of Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the Grantee’s consent).

(b)Notwithstanding Section 19(a), the parties recognize that if the Grantee is Retirement Eligible or the Grantee becomes Disabled before the RSUs vest, all or a portion of the RSUs will likely no longer be subject to a “substantial risk of forfeiture,” within the meaning of Treas. Reg. § 1.409A-1(d), on the date on which the Grantee becomes Retirement Eligible or becomes Disabled (or, if later, the Grant Date). Any such RSUs will likely be subject to, rather than exempt from, Section 409A, but shall comply with Section 409A because they are payable on a permissible payment event within the meaning of Treas. Reg. § 1.409A-3(b). To the extent necessary to avoid adverse tax consequences under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Award Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Award Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service. Each installment payment required under this Award Agreement shall be considered a separate payment for purposes of Section 409A. If, upon separation from service, the Grantee is a “specified employee” within the meaning of Section 409A, any payment under this Award Agreement that is subject to Section 409A and would otherwise be paid within six months after the Grantee’s separation from service will instead be paid in the seventh month following the Grantee’s separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

(c)Notwithstanding the foregoing, nothing in this Award Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from the Grantee to the Company or to any other individual or entity.

20.	Non-U.S. Grantees

Notwithstanding the provisions in this Award Agreement, if the Grantee resides and/or works outside the United States, this Award shall be subject to the special terms and conditions set forth in Exhibit A. Moreover, if the Grantee relocates to one of the jurisdictions included in such Exhibit, the special terms and conditions for such jurisdiction will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

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Employee RSU Award Agreement

21.	Acceptance of Award

In consideration for the RSUs and by accepting this Award Agreement, the Grantee agrees and acknowledges that:

(a)The award of RSUs hereunder and any future awards under the Plan are entirely voluntary, and at the complete discretion of the Company. Neither the award of RSUs hereunder, nor any future awards by the Company, shall be deemed to create any obligation to grant any other awards, whether or not such a reservation is explicitly stated at the time of any such award.

(b)Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend, or terminate the Plan, in whole or in part; provided, that no suspension or termination of the Plan shall materially adversely affect any rights under the Award if the Award is outstanding at the time of such suspension or termination.

(c)The Grantee acknowledges and agrees that the Grantee has no right to receive any equity compensation following the Grant Date other than as set forth in this Award Agreement or otherwise approved by the Board on or before the Grant Date, and that the Award is granted in full satisfaction of the Grantee’s right, if any, to an equity award under any offer letter, transition letter, or similar letter; agreement; or communication from the Company or any Subsidiary or Parent.

(d)The Plan shall not be deemed to constitute, and shall not be construed by the Grantee to constitute part of the terms and conditions of employment. The value of the Award is not part of the Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit. Neither the Company, the Grantee’s local employer, nor any member of the Board or of the Administrator shall have any liability of any kind to the Grantee for any action taken or not taken in good faith under the Plan; for any change, amendment, or cancellation of the Plan or this Award; or for the failure of this Award to realize intended tax consequences or to comply with any other law, compliance with which is not required on the part of the Company.

(e)The Grantee acknowledges receipt of a copy of the Plan and represents that the Grantee is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Award terms, including the power of attorney in Section 9 (Forfeiture of Gain)), and hereby accepts the Award and agrees to be bound by its contractual terms as set forth herein and in the Plan.

(f)The Grantee understands that the Grantee may suffer adverse tax consequences as a result of the settlement of the RSUs. The Grantee represents that the Grantee has consulted any tax, legal, or financial consultants the Grantee deems advisable in connection with the Grantee’s participation in the Plan; entering into of this Award Agreement; and the settlement of the RSUs and that the Grantee is not relying on the Company for, and the Company has not provided the Grantee with, any tax, legal, or financial advice. The Company is not making any recommendation to the Grantee regarding the Grantee’s participation in the Plan.

(g)The Grantee understands that the Award is subject to the Company’s insider trading policy, and such related restrictions, terms and conditions, or other policies as may be established by the Administrator from time to time.

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Employee RSU Award Agreement

(h)By clicking the applicable acceptance box on the Shareworks platform, the Grantee acknowledges receipt of this Award Agreement and agrees to its terms and conditions.

***

Enclosures:

Exhibit A – Terms and Conditions for Non-U.S. Grantees

Appendix – [E.U./U.K.] Staff Data Privacy Notice1

[1]	Note to Form: To include for E.U. or U.K. participants, as applicable.

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Employee RSU Award Agreement

EXHIBIT A

TERMS AND CONDITIONS FOR NON-U.S. GRANTEES

This Exhibit A includes special terms and conditions that supplement the terms and conditions in the Award Agreement for any Grantee who resides and/or works outside of the United States. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Award Agreement (of which this Exhibit A is a part) and the Plan. The information is general in nature and may not apply to the Grantee’s particular situation, and the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee should seek appropriate professional advice as to how the relevant laws in the Grantee’s country apply to the Grantee’s specific situation.

ALL COUNTRIES OUTSIDE THE UNITED STATES

1.

Tax Withholding. As a condition to the settlement of the Award, the Grantee agrees to make adequate provision for all income tax, social insurance, social contribution, payroll tax, fringe benefits tax, payment on account, or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”). The Grantee acknowledges that, regardless of any action taken by the Company or, if different, any affiliate of the Company to whom the Grantee is rendering services (the “Service Recipient”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. The Grantee further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting, or settlement of the Award; the subsequent sale of Shares acquired pursuant to such settlement; and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Prior to the relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by (to the maximum extent permitted by applicable law): (i) requiring a cash payment paid by the Grantee; (ii) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or any affiliate of the Company; (iii) withholding from proceeds of the sale of Shares acquired at settlement of the Award (in each case on the Grantee’s behalf pursuant to this authorization and without further consent); and/or (iv) withholding from the Shares to be issued upon settlement. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the

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Employee RSU Award Agreement – Exhibit A

Grantee is deemed to have been issued the full number of Shares subject to the Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Grantee agrees to pay to the Company and/or the Service Recipient any amount of Tax-Related Items that the Company and/or the Service Recipient may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

2.

Not a Public Offering. The grant of the Award is not intended to be a public offering of securities in the Grantee’s country of employment or service (or country of residence, if different). The Company has not submitted any registration statement, prospectus, or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Award is not subject to the supervision of the local securities authorities.

3.

No Advice Regarding Grant. Investment in Shares involves a degree of risk. Before accepting the Award, the Grantee should carefully consider all risk factors relevant to the acquisition of Shares under the Plan and carefully review all of the materials related to the Award and the Plan. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee is hereby advised to consult with the Grantee’s own personal tax, legal, and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

4.

Language. If the Grantee has received this Award Agreement, or any other document related to this Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

5.

Termination of Service. For purposes of the Award, the Grantee’s service will be considered terminated as of the earlier of (i) the date the Grantee receives notice of termination from the Company or employer or (ii) the date the Grantee is no longer actively providing services to the Company or one of its affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is engaged or the terms of the Grantee’s service agreement, if any) and, unless otherwise expressly provided in the Award Agreement or determined by the Company, the Grantee’s right to vest in the Award under the Award Agreement, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Grantee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws or other laws in the jurisdiction where the Grantee is engaged or the terms of the Grantee’s service agreement, if any). The Company shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Award (including whether the Grantee may still be considered to be providing services while on an approved leave of absence). Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, the Grantee’s right to vest in the Award under the Award Agreement, if any, will terminate effective as of the last day of the Grantee’s minimum statutory notice period.

LanzaTech 2023 Long-Term Incentive Plan	2
Employee RSU Award Agreement – Exhibit A

6.

Imposition of Additional Requirements; Repatriation; Compliance with Law. The grant of the Award and the issuance and delivery of Shares are subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or securities exchange as may be required. Notwithstanding any provision of the Award Agreement or the Plan, the Company has no liability to deliver any Shares under the Plan or make any payment unless such delivery or payment would comply with all laws and the applicable requirements of any governmental agency, securities exchange, or similar entity, and unless and until the Grantee has taken all actions required by the Company in connection with the Award. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on this Award, and on the Shares acquired upon the settlement of the Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Grantee agrees to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in the Grantee’s country of employment or service (and country of residence, if different). In addition, the Grantee agrees to take any and all actions, and consents to any and all actions taken by the Company and any of its affiliates, as may be required to allow the Company and any of its affiliates to comply with local laws, rules, and/or regulations in the Grantee’s country of employment or service (and country of residence, if different). Finally, the Grantee agrees to take any and all actions as may be required to comply with the Grantee’s personal obligations under local laws, rules, and/or regulations in the Grantee’s country of employment or service (and country of residence, if different). Neither the Company nor any of its affiliates shall be liable for any costs, fines, or penalties resulting from the Grantee’s failure to comply with such personal obligations.

7.

Foreign Asset and Account Reporting. The Grantee’s country of employment or service (and country of residence, if different) may have certain exchange control and/or foreign asset/account reporting requirements which may affect the Grantee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds resulting from the sale of Shares) in a brokerage or bank account outside of the Grantee’s country. The Grantee may be required to report such accounts, assets, or transactions to the tax or other authorities in the Grantee’s country. The Grantee acknowledges that it is the Grantee’s responsibility to comply with any applicable regulations, and that the Grantee should speak to the Grantee’s personal advisor on this matter.

8.	Acknowledgements. In accepting the Award, in addition to the provisions of Section 21 (Acceptance of Award) of the Award Agreement, the Grantee acknowledges and agrees that:
a.	the future value of the Shares underlying the Award is unknown, indeterminable, and cannot be predicted with certainty;
b.	if the Grantee acquires the underlying Shares, the value of such Shares may increase or decrease in value;
c.

no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Grantee’s employment or service (for any reason whatsoever and whether or not in breach of applicable laws or later found

LanzaTech 2023 Long-Term Incentive Plan	3
Employee RSU Award Agreement – Exhibit A

invalid) and, in consideration of the Award, the Grantee agrees not to institute any claim against the Company or any affiliate thereof;

d.

the Award and the benefits evidenced by the Award Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the Award or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out, or substituted for, in connection with any corporate transaction affecting the Common Stock; and

e.

neither the Company nor any of its affiliates shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the U.S. dollar that may affect the value of the Award or any amounts due to the Grantee pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement of the Award. To the extent the Company determines that a currency exchange or conversion is necessary in connection with the settlement of the Award or any other matter, such exchange shall be calculated and determined by the Company in its sole discretion, and the Company’s determination shall be final and binding.

ALL COUNTRIES IN THE EUROPEAN UNION

The Grantee understands and acknowledges that the Company shall collect, use, and transfer the Grantee’s personal information for the purpose of implementing the Award Agreement and administering the Grantee’s participation in the Plan in accordance with the E.U. Staff Data Privacy Notice, a copy of which has been appended to the Award Agreement, if applicable to the Grantee.

AUSTRALIA

1.

Securities Law Information. The offer of the Award is intended to comply with the provisions of the Corporations Act 2001, Australian Securities and Investments Commission (“ASIC”) Regulatory Guide 49 and/or ASIC Class Order CO 14/1000. If the Grantee acquires Shares under the Plan and offers such Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Grantee should obtain legal advice on disclosure obligations prior to making any such offer.

2.

Breach of Law. Notwithstanding anything to the contrary in the Award Agreement or the Plan, the Grantee will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule, or regulation which limits or restricts the giving of such benefits.

3.	Tax Information. The Plan is a program to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in such Act).

BELGIUM

No specific provisions.

LanzaTech 2023 Long-Term Incentive Plan	4
Employee RSU Award Agreement – Exhibit A

CANADA

1.

Data Privacy. The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Grantee further authorizes the Company and any of its affiliates and the Administrator of the Plan to disclose and discuss the Plan with their advisors. The Grantee further authorizes the Company and any of its affiliates to record such information and to keep such information in the Grantee’s employee file.

2.

English Language Consent - Quebec. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices, and legal proceedings entered into, given, or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressement souhaité que la convention (le « Award Agreement »), ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

FRANCE

1.	Award Not French-Qualified. The Award is not granted under the French specific regime provided by Articles L.225-197-1 and seq. of the French Commercial Code, as amended.
2.

English Language Consent. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices, and legal proceedings entered into, given, or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressement souhaité que la convention (le « Award Agreement »), ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

INDIA

No specific provisions.

JAPAN

No specific provisions.

LanzaTech 2023 Long-Term Incentive Plan	5
Employee RSU Award Agreement – Exhibit A

NEW ZEALAND

1.	Securities Law Information.

Warning

This is an offer of the Award which, upon settlement in accordance with the terms of the Plan and the Agreement, will be converted into Shares. Shares give the Grantee a stake in the ownership of LanzaTech Global, Inc. The Grantee may receive a return if dividends are paid.

If LanzaTech Global, Inc. runs into financial difficulties and is wound up, the Grantee will be paid only after all creditors and holders of preference shares have been paid. The Grantee may lose some or all of his or her investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors make an informed decision.

The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, the Grantee may not be given all the information usually required. The Grantee will also have fewer other legal protections for this investment.

The Grantee should ask questions, read all documents carefully, and seek independent financial advice before committing.

Prior to the settlement of the Award, the Grantee will not have any rights of ownership (e.g., voting or dividend rights) with respect to the underlying Shares.

No interest in the Award may be transferred (legally or beneficially), assigned, mortgaged, charged, or encumbered.

LanzaTech Global, Inc. intends to quote the Shares underlying the Award on The Nasdaq Stock Market LLC. This means that if the Grantee acquires Shares under the Plan, the Grantee may be able to sell them on The Nasdaq Stock Market LLC if there are interested buyers. The Grantee may get less than the Grantee invested. The price will depend on the demand for the Shares.

The Grantee also is hereby notified that the documents listed below are (or will be) available for review on sites at the web addresses listed below:

1.	LanzaTech Global, Inc.’s most recent published financial statements (Form 10-Q, 10-K, 8-K, or S-4, as applicable) and the auditor’s report on those financial statements: [INSERT LINK]
2.	LanzaTech 2023 Long-Term Incentive Plan: [INSERT LINK]

LanzaTech 2023 Long-Term Incentive Plan	6
Employee RSU Award Agreement – Exhibit A

A copy of the above documents will be sent to the Grantee free of charge on written request being mailed to:

Carl Wolf
8045 Lamon Ave.
Suite 400
Skokie, IL 60077

UNITED KINGDOM

1.

Data Privacy. The Grantee understands and acknowledges that the Company shall collect, use, and transfer the Grantee’s personal information for the purpose of implementing the Award Agreement and administering the Grantee’s participation in the Plan in accordance with the U.K. Staff Data Privacy Notice, a copy of which has been appended to the Award Agreement, if applicable to the Grantee.

2.	PAYE and National Insurance Contributions. The Company may require, as a condition of the settlement of the Award, that the Grantee shall, to the extent applicable:
a.	agree to reimburse the Company in whole or in part for any employer’s secondary national insurance contributions arising on the settlement of the Award; or
b.

enter into an election with the Company to assume in whole or part the liability for any secondary Class 1 national insurance contributions, payable on the settlement of the Award, including an election under paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992; or

c.

agree to pay the employer’s national insurance contributions, social security contributions, and other levies and taxes arising on the settlement of the Award to the extent permitted by law, in any other jurisdiction.

3.

Section 431 Election. The Grantee agrees that, if requested to do so by the Company, the Grantee shall immediately upon the settlement of the Award enter into an irrevocable joint election with the Company pursuant to section 431 of the U.K. Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) in a form specified by the Company that, for the relevant tax purposes, the market value of the Share acquired is to be calculated as if the Share were not restricted securities (as defined in section 423 of ITEPA) and sections 425 to 430 of ITEPA shall not apply to such Shares.

4.

Outstanding Amounts. If the Grantee fails to make payment to the Company in accordance with the “Tax Withholding” paragraph under the “All Countries Outside the United States” section of this Exhibit A immediately upon request, the Grantee shall be liable to make good any amount outstanding on demand.

LanzaTech 2023 Long-Term Incentive Plan	7
Employee RSU Award Agreement – Exhibit A